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                                                                   EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of January 1, 2000, by and between Bingham Financial Services Corporation, a Michigan corporation ("Bingham"), and Ronald A. Klein (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, Bingham desires to employ the Executive, and the Executive desires to be employed by Bingham, on the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

         1.       Employment.

                  (a) Bingham agrees to employ the Executive and the Executive accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, the Executive shall serve as the Chief Executive Officer and President of Bingham, and shall do and perform diligently all such services, acts and things as are customarily done and performed by the Chief Executive Officer and President of companies in similar business and in size to Bingham, together with such other duties as may reasonably be requested from time to time by the Board of Directors of Bingham (the "Board"), which duties shall be consistent with the Executive's positions as set forth above.

                  (b) For service as an officer and employee of Bingham, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Bylaws of Bingham, as they may be amended from time to time. Bingham agrees that the Executive will be named as an additional insured under Bingham's Directors' and Officers' Errors and Omissions Insurance during his employment hereunder.

         2.       Term of Employment.

                  Subject to the provisions for termination provided below, the term of the Executive's employment under this Agreement shall commence on the date of this Agreement and shall continue thereafter for a period of three (3) years; provided however, that the term of this Agreement shall be automatically extended for successive terms of one (1) year each, unless either party notifies the other party in writing of its desire to terminate this Agreement at least ninety (90) days before the end of the term then in effect.

         3.       Devotion to Bingham's Business.

                  The Executive shall devote his entire productive time, ability and attention to the business of Bingham during the term of this Agreement; however, the expenditure of reasonable amounts of time to various charitable and other community activities, or to the Executive's own personal investments and projects, provided the amount of time so devoted does not materially impair, detract or adversely affect the performance of the Executive's duties under this Agreement, shall not be deemed a breach of this Agreement.

         4.       Compensation.

                  (a) During the term of this Agreement, Bingham shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in Sections 4, 5 and 6 of this Agreement.
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                  (b) Base Compensation. As compensation for the services to be performed hereafter, Bingham shall pay to the Executive, during his employment hereunder, a base salary (the "Base Salary") payable in accordance with Bingham's usual pay practices (and in any event no less frequently than monthly) at the rate of:

                      (i) Two Hundred Fifty Thousand Dollars ($250,000.00) for the first year;

                      (ii) Two Hundred Seventy Five Thousand Dollars ($275,000.00) for the second year; and

                      (iii) Three Hundred Thousand Dollars ($300,000.00) for the third year.

                  (c) Annual Salary Increase. On January 1 of each year, commencing January 1, 2003, the Base Salary shall be increased by five percent (5%) of the Base Salary for the immediately prior year or such greater increase as may be deemed appropriate by the Board of Directors of the Company, in its sole discretion.

                  (d) Incentive Compensation. The Board shall prepare and adopt an executive bonus plan (the "Bonus Plan") which shall be established for the payment of an annual incentive bonus to the Executive based on Bingham achieving certain performance criteria to be established by Bingham and the Executive. Executive shall be eligible to receive an award under the Bonus Plan on the terms and conditions set forth therein and shall also be eligible to receive such other bonus as determined by Bingham's Board of Directors or compensation committee (collectively, "Incentive Compensation").

                  (e) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), the Executive shall continue to receive his full Base Salary, bonuses and other benefits at the rate in effect for such period until his employment is terminated by Bingham pursuant to Section 7(a)(iii) hereof; provided, however, that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, which were paid to the Executive at or prior to the time of any such payment under disability benefit plans of Bingham.

         5.       Benefits.

                  (a) Insurance. Bingham shall provide to the Executive life, disability, medical, hospitalization and dental insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with industry standards.

                  (b) Benefit Plans. The Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of Bingham generally available from time to time to other executive employees of Bingham or its subsidiaries (the "Subsidiaries") and for which the Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive's right and benefits under any such plan except as expressly provided herein). The Executive shall also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives, as distinguished from general management, of Bingham or the Subsidiaries. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

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                  (c) Annual Vacation. The Executive shall be entitled to four
(4) weeks vacation time each year without loss of compensation. The Executive may be absent from his employment for vacation on dates to be mutually agreed upon by Bingham and the Executive, and approval of Bingham shall not be unreasonably withheld. In the event that the Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue such unused time and add it to the vacation time for any following year. Upon any termination of this Agreement for any reason whatsoever, accrued and unused vacation time shall be paid to the Executive within ten (10) days of such termination based on the Base Salary in effect on the date of such termination; provided, however, that no more than twenty (20) days of accrued vacation time may be carried over at any time.

         6.       Reimbursement of Business Expenses.

                  Bingham shall reimburse the Executive or provide him with an expense allowance during the term of this Agreement for travel, entertainment, business development and other expenses reasonably and necessarily incurred by the Executive in connection with Bingham's business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as Bingham shall reasonably request.

         7.       Termination of Employment.

                  (a) The Executive's employment under this Agreement may be terminated:

                      (i) by either the Executive or Bingham at any time for any reason whatsoever or for no reason upon not less than sixty (60) days written notice;

                      (ii) by Bingham at any time for "cause" as defined below, without prior notice;

                      (iii) by Bingham upon the Executive's "permanent disability" (as defined below) upon not less than thirty (30) days written notice; and

                      (iv) upon the Executive's death.

                  (b) For purposes hereof, for "cause" shall mean the material breach of any provision of this Agreement by the Executive which breach, if curable, continues uncured for a period of twenty (20) days after the Executive's receipt of written notice of such breach from Bingham, or any action of the Executive (or the Executive's failure to act), which, in the reasonable determination of the Board, involves malfeasance, fraud, or moral turpitude, or which, if generally known, would or might have a material adverse effect on Bingham and/or its reputation.

                  (c) For purposes hereof, the Executive's "permanent disability" shall be deemed to have occurred after one hundred twenty (120) consecutive days during which the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Agreement. The date of permanent disability shall be such one hundred twenty-first (121st) day. In the event either Bingham or the Executive, after receipt of notice of the Executive's permanent disability from the other, disputes that the Executive's permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in Michigan and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such


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permanent disability shall be deemed to have occurred.

         8.       Compensation Upon Termination or Disability.

                  (a) In the event that Bingham terminates the Executive's employment under this Agreement without "cause" pursuant to paragraph 7(a)(i) hereof, the Executive shall be entitled to any unpaid Base Salary, Incentive Compensation and benefits accrued and earned by him hereunder up to and including the effective date of such termination, which shall be paid by Bingham to the Executive within thirty (30) days of the effective date of such termination, and Bingham shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary that would otherwise be payable for the remaining term of this Agreement, provided, however that such payment shall continue for a period of no less than twelve (12) months and no more than eighteen (18) months if the Executive fully complies with paragraph 11 of this Agreement (the "Severance Payment"). Notwithstanding the foregoing, Bingham, in its sole discretion, may elect to make the Severance Payment to the Executive in one lump sum due within thirty (30) days of the Executive's termination of employment.

                  (b) In the event of termination of the Executive's employment under this Agreement for "cause" or if the Executive voluntarily terminates his employment hereunder, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except only as to any unpaid Base Salary, Incentive Compensation and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

                  (c) In the event of termination of the Executive's employment under this Agreement due to the Executive's permanent disability or death, the Executive (or his successors and assigns in the event of his death) shall be entitled to any unpaid Base Salary, Incentive Compensation and benefits accrued and earned by him hereunder up to and including the effective date of such termination, which shall be paid by Bingham to the Executive or his successors and assigns, as appropriate, within thirty (30) days of the effective date of such termination, and Bingham shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary that would otherwise be payable under this Agreement for a period of twenty four (24) months if the Executive fully complies with paragraph 11 of this Agreement (the "Disability Payment"); provided, however, that payments so made to the Executive shall be reduced by the sum of the amounts, if any, which: (i) were paid to the Executive at or prior to the time of any such payment under disability benefit plans of Bingham, and (ii) did not previously reduce the Base Salary, Incentive Compensation and other benefits due the Executive under paragraph 4(d) of this Agreement. Notwithstanding the foregoing, Bingham, in its sole discretion, may elect to make the Disability Payment to the Executive in one lump sum due within thirty
(30) days of the Executive's termination of employment.

                  (d) Regardless of the reason for termination of the Executive's employment hereunder, Incentive Compensation and benefits shall be prorated and paid for any period of employment not covering an entire year of employment.

                  (e) Notwithstanding anything to the contrary in this paragraph 8, Bingham's obligation to pay, and the Executive's right to receive, any compensation under this paragraph 8, including, without limitation, the Severance Payment and the Disability Payment, shall terminate upon the Executive's breach of any provision of paragraph 11 hereof. In addition, the Executive shall promptly forfeit any compensation received from Bingham under this paragraph 8, including, without limitation, the Severance Payment and the Disability Payment, upon the Executive's breach of any provision of paragraph 11 hereof.

         9. Stock Options. In the event of termination of the Executive's employment under this Agreement for "cause", all stock options in Bingham or other stock-based compensation

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awarded to the Executive shall lapse and be of no further force or effect whatsoever in accordance with Bingham's 1997 Stock Option Plan. In the event that Bingham terminates the Executive's employment under this Agreement without "cause" or upon the death or permanent disability of the Executive, all stock options and other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable, provided, however, that such options and other stock based compensation shall be automatically forfeited upon the Executive's breach of any of the provisions of Section 11 hereof. If the Executive's employment is terminated without "cause", the exercise period for the Executive's stock options will not be accelerated and such exercise period shall continue to be the term specified in the option agreement for the Executive. Any Stock Option Agreements between Bingham and the Executive shall be amended to conform to the provisions of this Section 9.

         10.      Effect of Change in Control.

         (a) Bingham or its successor shall pay the Executive the Change in Control Benefits (as defined below) if there has been a Change in Control (as defined below) and any of the following events has occurred: (i) the Executive's employment under this Agreement is terminated in accordance with paragraph 7(a)(i), (ii) upon a Change in Control under paragraph 10(e)(ii), Bingham or its successor does not expressly assume all of the terms and conditions of this Agreement, or (iii) there are less than thirty (30) months remaining under the term of this Agreement.

         (b) For purposes of this Agreement, the "Change in Control Benefits" shall mean the following benefits:

             (i) A cash payment equal to two and 99/100 (2.99) times the Base Salary in effect on the date of such Change in Control, payable within sixty (60) days of the Change in Control; and

             (ii) Continued receipt of all compensation and benefits set forth in paragraphs 5(a) and 5(b) of this Agreement, until the earlier of (i) one year following the Change in Control (subject to the Executive's COBRA rights) or (ii) the commencement of comparable coverage from another employer. The provision of any one benefit by another employer shall not preclude the Executive from continuing participation in Bingham benefit programs provided under this paragraph 10(b)(ii) that are not provided by the subsequent employer. The Executive shall promptly notify Bingham upon receipt of benefits from a new employer comparable to any benefit provided under this paragraph 10(b)(ii).

         (c) Notwithstanding anything to the contrary herein, (i) in the event that the Executive's employment under this Agreement is terminated in accordance with paragraph 7(a)(i) within sixty (60) days prior to a Change in Control, such termination shall be deemed to have been made in connection with the Change in Control and the Executive shall be entitled to the Change in Control Benefits; and (ii) in the event that the Executive's employment under this Agreement is terminated by Bingham or its successor in accordance with paragraph 7(a)(i) after a Change in Control and the Executive was not already entitled to the Change in Control Benefits under paragraph 10(a)(iii), Bingham or its successor shall pay the Executive an amount equal to the difference between the Change in Control Benefits and the amounts actually paid to the Executive under this Agreement after the Change in Control but prior to his termination.

         (d) The Change in Control Benefits are in addition to any and all other Bingham benefits to which the Executive may be entitled, including, without limitation, Base Salary, Incentive Compensation, Severance Payment, Disability Payment and the exercise or surrender of stock options as a result of the Change in Control.

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         (e) Notwithstanding anything to the contrary contained herein, the
Change in Control Benefits shall be reduced by all other payments to the Executive which constitute "excess parachute payments" under Section 280(G) of the Internal Revenue Code of 1986, as amended.

         (f) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred:

             (i) if any person or group of persons acting together (other than (a) Bingham or any person who on December 1, 1999 was (I) a director or officer of Bingham, or (II) whose shares of Common Stock of Bingham are treated as "beneficially owned" by any such director or officer, or (b) any institutional investor (filing reports under Section 13(g) rather than 13(d) of the Securities Exchange Act of 1934, as amended, including any employee benefit plan or employee benefit trust sponsored by Bingham)), becomes a beneficial owner, directly or indirectly, of securities of Bingham representing ten percent (10%) or more of either the then-outstanding Common Stock of Bingham or the combined voting power of Bingham's then-outstanding voting securities;

             (ii) if the Directors or Shareholders of Bingham approve an agreement to merge into or consolidate with, or to sell all or substantially all of Bingham's assets to, any person (other than a wholly-owned subsidiary of Bingham formed for the purpose of changing Bingham's corporate domicile); or

             (iii) if the new Directors appointed to the Board of Directors during any twelve-month period constitute a majority of the Board of Directors, unless (i) the directors who were in office for at least twelve (12) months prior to such twelve-month period (the "Incumbent Directors") plus (ii) the new Directors who were recommended or appointed by a majority of the Incumbent Directors constitutes a majority of the Board of Directors.

         (g) Notwithstanding anything to the contrary herein, with respect to the proposed transaction between Bingham and Franklin Bank, N.A. and their respective subsidiaries (the "Franklin Transaction"), the Executive shall only be eligible to receive the Change in Control Benefits if the Executive's employment is terminated in accordance with Section 7(a)(i) as a result of such transaction.

         For purposes of this paragraph 10(f), a "person" includes an individual, a partnership, a corporation, an association, an unincorporated organization, a trust or any other entity.

         11.      Covenant Not To Compete and Confidentiality.

                  (a) The Executive acknowledges Bingham's reliance and expectation of the Executive's continued commitment to performance of his duties and responsibilities under this Agreement. In light of such reliance and expectation on the part of Bingham, the Executive agrees that:

                      (i) for a period commencing on the date of this Agreement and ending upon the expiration of the Executive's employment under this Agreement for any reason, the Executive shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in any business which is materially similar to or which is competitive with the business then or at any time during the term of this Agreement conducted or actively proposed to be conducted by Bingham, the

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     Subsidiaries, or any company owned or controlled by Bingham or under common control with Bingham or the Subsidiaries ("Affiliate"), anywhere within the continental United States or Canada (the "Business"); provided, however, that the Executive shall be permitted to make passive investments in real estate and technology, active investments in real estate and technology that do not interfere or conflict with the performance of the Executive's duties or directly compete with the Business, and passive investments in the stock of any publicly traded business (including a competitive business), so long as the stock investment in any competitive business does not rise above one percent (1%) of the outstanding shares of such business;

                      (ii) the Executive will not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose, directly or indirectly, to any person outside of Bingham or any Affiliate any Confidential Information;

                      (iii) promptly upon the termination of this Agreement for any reason, the Executive (or in the event of the Executive's death, his personal representative) shall return to Bingham any and all copies (whether prepared by or at the direction of Bingham or Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information;

                      (iv) for a period commencing on the date of this Agreement and ending upon the expiration of eighteen (18) months from the termination of this Agreement for any reason, or in the event that the Executive is terminated without "cause", then for such period as the Executive is covered by the Severance Payment, the Executive shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from Bingham or any Affiliate any trade or business with any customer or supplier with whom the Executive had any contact or association during the term of the Executive's employment with Bingham or with any party whose identity or potential as a customer or supplier was confidential or learned by the Executive during his employment by Bingham; and

                      (v) for a period commencing on the date of this Agreement and ending upon the expiration of eighteen (18) months from the termination of this Agreement for any reason, or in the event that the Executive is terminated without "cause", then for such period as the Executive is covered by the Severance Payment,, the Executive shall not, either directly or indirectly, solicit for employment any person with whom the Executive was acquainted while in Bingham's employ.

     As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by Bingham or any Affiliate (other than by the act or acts of an employee not authorized by Bingham to disclose such information) and which relates to any one or more of the aspects of the present or past business of Bingham or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.

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             (b) The Executive agrees and understands that the remedy at law for any breach by him of this paragraph 11 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive's violation of any legally enforceable provision of this paragraph 11, Bingham shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this paragraph 11 shall be deemed to limit Bingham's remedies at law or in equity for any breach by the Executive of any of the provisions of this paragraph 11 which may be pursued or availed of by Bingham.

         12. No Conflicting Agreements. The Executive represents and warrants that he is not a party to any agreements, contracts, understandings or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to Bingham during the term hereof, and that he has not made and will not make any commitment to do any act in conflict with this Agreement.

         13. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration in the State of Michigan in accordance with the rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by an arbitrator(s) appointed by the American Arbitration Association in accordance with its rules and any finding by such arbitrator(s) shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the Oakland County, Michigan Circuit Court for this purpose. Nothing contained in this Section 13 shall be construed to preclude Bingham from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement by the Executive as provided in Section 11 hereof.

         14. Notice. All notices, requests, consents and other communications, required or permitted to be given hereunder to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as follows:

                  If to Bingham:

                           Bingham Financial Services Corporation
                           260 East Brown Street, Suite 200
                           Birmingham, Michigan 48009
                           Attn:    Board of Directors

                  If to the Executive:

                           Ronald A. Klein
                           260 East Brown Street, Suite 200
                           Birmingham, Michigan 48009

                  In all events, with a copy to:

                           Jaffe, Raitt, Heuer & Weiss,
                             Professional Corporation
                           One Woodward Avenue, Suite 2400
                           Detroit, Michigan  48226
                           Attn:  Peter Sugar

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                  15.      Miscellaneous.

                  (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

                  (b) The rights and obligations of Bingham under this Agreement shall inure to the benefit of, and shall be binding on, Bingham and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns. This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever.

                  (c) The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                  (d) This Agreement supersedes all agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                  (e) This Agreement shall be governed by and construed according to the laws of the State of Michigan.

                  (f) Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

                  (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first written above.

EXECUTIVE:                               BINGHAM:
                                         BINGHAM FINANCIAL SERVICES CORPORATION,
                                         a Michigan corporation


      /s/ RONALD A. KLEIN
----------------------------------       By:  /s/ Gary A. Shiffman
RONALD A. KLEIN                               ---------------------------------
                                              Gary A. Shiffman
                                         Its: Chairman of the Board


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